Exhibit 77(q)(1)

                                    Exhibits

(e)(1) Schedule A with respect to the Amended Investment Management Agreement between ING Series Fund, Inc. and ING Investments, LLC regarding the Brokerage Cash Reserves, ING Aeltus Money Market Fund, ING Balanced Fund, ING Bond Fund, ING Classic Principal Protection Fund I, ING Classic Principal Protection Fund II, ING Classic Principal Protection Fund III, ING Classic Principal Protection Fund IV, ING Equity Income Fund, ING Global Science and Technology Fund, ING Government Fund, ING Growth Fund, ING Index Plus LargeCap Fund, ING Index Plus MidCap Fund, ING Index Plus Protection Fund, ING Index Plus SmallCap Fund, ING International Growth Fund, ING Small Company Fund, ING Strategic Allocation Balanced Fund, ING Strategic Allocation Growth Fund, ING Strategic Allocation Income Fund and ING Value Opportunity Fund is filed herein.